Exhibit 10.3

AGREEMENT TO FREEZE THE QUANEX CORPORATION

NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

This FREEZE AGREEMENT by Quanex Corporation, a Delaware corporation (the “Company”),

WITNESSETH:

WHEREAS, the Company maintains the Quanex Corporation Non-Employee Director Retirement Plan (the “Plan”) for the benefit of its non-employee directors; and

WHEREAS, the Company has determined to freeze the Plan effective December 5, 2002;

NOW, THEREFORE, as of December 5, 2002, Section 3 of the Plan is hereby amended to provide as follows:

3.             Termination of Payment.  The Company shall pay the Retirement Amount annually for a period equal to the aggregate length of time the director served on the Board of  Directors up to December 5, 2002 (not including time served when a full-time employee of the Company), such period to be rounded up to the next full year; provided that the Company’s obligation shall earlier terminate (i) upon the death of the director, (ii) upon the termination of this Plan as to all then current and retired directors, in which case payment shall be made to all eligible retired directors for the year in which the termination of this Plan occurs and two additional years, or (iii) upon determination of the Board of  Directors that the retired director is serving as a director, officer or employee of a competitor of the Company and the continuation of such relationship after 15 days written notice of such determination to the retired director.

Approved by the Board of Directors:  December 5, 2002